                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 12B-25

                                               Commission File Number:   0-26886

                           NOTIFICATION OF LATE FILING

(Check One): |X|  Form 10-K and Form 10-KSB     |_|  Form 11-K    |_|  Form 20-F

|_|  Form 10-Q and Form 10-QSB      |_|  Form N-SAR

For Period Ended:          DECEMBER 31, 2002

|_|  Transition Report on Form 10-K and Form 10-KSB

|_|  Transition Report on Form 20-F

|_|  Transition Report on Form 11-K

|_|  Transition Report on Form 10-Q and 10-QSB

|_|  Transition Report on Form N-SAR

For the Transition Period Ended: ------------------------------

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

       Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

       If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

  Full name of registrant:     MEDICSIGHT, INC.

  Former name if applicable:   HTTP TECHNOLOGY, INC.

  Address of principal executive office (STREET AND NUMBER): 46 BERKELEY SQUARE

  City, state and zip code:  LONDON, UNITED KINGDOM  W1J 5AT

                                     PART II
                             RULES 12B-25(B) AND (C)

       If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         |X|     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

         |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         |_|     (c)  The accountant's statement or other exhibit required by
                      Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

       State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed.)

       The Registrant is unable to file the subject report within the prescribed time period because the Registrant needs additional time to finish the process of compiling the financial information necessary to complete the financial statements and other disclosures required in its Form 10-K.

                                     PART IV
                                OTHER INFORMATION

       (1) Name and telephone number of person to contact in regard to this notification

              PAUL GOTHARD                     011-44-20-7598-4070
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                 (Name)                   (Area Code)  (Telephone Number)

       (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 |X| Yes    |_| No

       (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes    |X| No

       If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                MEDICSIGHT, INC.
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                  (Name of Registrant as specified in charter)

       Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


       Dated:  March 31, 2003                 By    /s/ PAUL GOTHARD
                                                 -----------------------
                                                 Paul Gothard
                                                 Chief Financial Officer

              INSTRUCTION. The form may be signed by an executive officer of the registrant or by any duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.